Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Wag! Group Co. of our report dated March 18, 2024, relating to the financial statements, which appears in Wag! Group Co.’s Annual Report on Form 10-K for the year ended December 31, 2023.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 18, 2024